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                                                                   EXHIBIT 99.1




For More Information:

Matthew Kyler
Stockwalk Group, Inc.
763.542.3626
mkyler@stockwalk.com


FOR IMMEDIATE RELEASE:



STOCKWALK GROUP, INC. SUBSIDIARY IN VIOLATION OF MINIMUM CAPITAL REQUIREMENT

         MINNEAPOLIS...SEPTEMBER 25, 2001...Stockwalk Group, Inc. (Nasdaq: STOK) reported today that one of its subsidiaries, MJK Clearing, Inc., was in violation of the Security and Exchange Commission's (SEC) net capital rules due to the failure of one of its clients being unable to meet a significant financial obligation.

Stockwalk Group officials notified the SEC and other regulators of the violation early today, halted trading in its stock and temporarily ceased all trading operations. The firm was unable to meet the SEC requirement (Rule 15c3-1) when another brokerage firm failed to deliver a significant amount of capital that if otherwise delivered, would have caused the firm to comply with the net capital rule. It is believed that this brokerage firm, a corporate client of MJK Clearing's stock loan department, has ceased operations. Company officials are presently working with regulators and other securities firms to resolve this issue and explore alternatives. Further information regarding such options is expected to be made public within the next few days.


ABOUT STOCKWALK GROUP, INC.

         Based in Minneapolis, Minnesota, Stockwalk Group, Inc. is the parent company of Miller Johnson Steichen Kinnard, Inc., a full-service brokerage firm of approximately




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400 investment executives in eight states; Stockwalk.com, Inc., an online trading company (AOL keyword: Stockwalk); and MJK Clearing, Inc., which provides comprehensive clearing and brokerage services to correspondents across the country. Stockwalk Group, Inc. common stock trades on the Nasdaq Stock Market under the symbol STOK. Its broker dealer subsidiaries are members of the National Association of Securities Dealers (NASD) and the Securities Investor Protection Corporation (SIPC). Miller Johnson Steichen Kinnard is a member of the Chicago Stock Exchange.

For more information, visit www.stockwalkgroup.com or contact mkyler@stockwalk.com.

Safe Harbor/Forward Looking Statement: This press release may contain forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995 and may involve certain risks and uncertainties that could cause actual results to differ materially from expectations and such forward-looking statements. These risks and uncertainties may include, but are not limited to, the general economic environment, condition of the financial markets and securities industry, changes in consumer behavior, rapidly growing competition in the financial services industry, decreased trading activity, successful implementation of the company's long-term strategy, development and acceptance of new products and services, dependence on and competition for key personnel. For a complete discussion of risks and uncertainties that may cause actual results to differ from those reflected in such forward looking statements, please refer to Exhibit 99.1 in our quarterly Form 10-Q report filed with the Securities and Exchange Commission on August 14, 2000.